Exhibit 10.1

Investment Agreement

This Investment Agreement (hereinafter referred to as the “Agreement”) is hereby entered into by and between Innovation Engine Co., Ltd. (hereinafter referred to as the “Investor”) and Earlyworks Co., Ltd. (hereinafter referred to as the “Company”) concerning the Investor’s acquisition of the Company’s ordinary shares (hereinafter referred to as the “Company Shares”), based on the following terms and conditions.

Article 1 (Acquisition of Shares)

The Company shall issue the newly issued shares (hereinafter referred to as the “Shares”) to the Investor, and the Investor shall subscribe for the Shares, in accordance with the details below, as resolved at the meeting of the Board of Directors held on August 27, 2025.

Details

●	Number of Newly Issued Shares:	175,952 ordinary shares

●	Method of Allotment:	Allotment by way of third-party allocation.

●	Subscription Price:	$0.57 per share (approx. 84 JPY)

●	Total Payment Amount:	$100,000 (14,779,968 JPY)

●	Payment Date:	September 16, 2025

●	Bank for Payment:	Mizuho Bank, Shinkawa Branch

Note 1: As of August 26, 2025, the ADR price was $2.82. When converted to a share price, this is $0.564 by multiplying by 1/5, which is approximately $0.57.

Note 2: Converted based on the Mitsubishi UFJ real-time rate (TTB) of 147.8 JPY/$1 as of August 27, 2025, from https://www.bk.mufg.jp/sp/tameru/gaika/rate/rate.html.

Reference: Calculation Formula

●	$100,000 × 147.8 = 14,780,000 JPY

●	14,780,000 JPY ÷ 84 ≒ 175,952 shares

●	175,952 shares × 84 JPY = 14,779,968 JPY

Article 2 (Payment Procedure)

The Investor shall pay the subscription price for the Shares it is to subscribe for by wire transfer to the ordinary bank account established at the bank specified in Article 1 by the Payment Date (September 16, 2025).

Article 3 (Representations and Warranties of the Company)

The Company represents and warrants to the Investor, as a material basis for the execution of this Agreement and the subscription for the Shares, that the following facts set forth in this Article are true and correct as of the date of execution of this Agreement and the Subscription Date. If any of the representations and warranties under this Article prove to be untrue, the Company shall be liable for any damages incurred by the Investor as a result thereof.

(1)	The Company is a stock company that has been legally established, is in good standing, and is legally operated.

(2)	This Agreement has been duly and legally executed by the Company, and it constitutes a valid, legal, binding, and enforceable obligation of the Company in accordance with its terms.

(3)	The Company has the necessary legal capacity and authority to execute this Agreement and perform its obligations. The Company has completed all internal procedures necessary for the subscription of the Shares, and such execution, performance, and subscription do not violate the Company’s Articles of Incorporation or other regulations or any agreement to which it is a party. All necessary permits, notifications, and other procedures have been completed, and if any conditions are attached, the Company has not violated those conditions.

(4)	As of the execution date of this Agreement, the total number of authorized shares of the Company is 55,300,000 shares, of which 15,076,900 shares have been issued and fully paid. All issued shares of the Company are legally and validly issued.

(5)	Prior to the execution of this Agreement, the Company has provided the Investor with the following documents, and all these documents are currently valid and contain the most up-to-date information as of the execution date of this Agreement:

(1)	A copy of its Articles of Incorporation

(2)	A certified copy of its commercial registry (Certificate of All Historical Records) as of immediately prior to the execution of this Agreement

(6)	No material off-balance sheet transactions or liabilities not recorded in the accounting documents, etc., exist, and no subsequent events have occurred that would have a material adverse effect on the Company’s operations, financial condition, operating results, credit standing, etc.

(7)	The Company has complied with all applicable laws and regulations, and all necessary permits, notifications, and other procedures have been completed for its business operations. The Company has not received any written claim alleging non-compliance with laws or regulations.

(8)	The Company has legally filed all tax returns (including amended returns) that have become due as of the date of execution of this Agreement. All taxes that have become due and payable by the Company have been paid, and there are no claims from tax authorities regarding taxes.

(9)	The Company, its special interest parties, shareholders, and business partners are not gangs, gang members, or similar entities (hereinafter collectively referred to as “Anti-Social Forces”). The Company has not cooperated with or been involved in the maintenance or operation of Anti-Social Forces by providing funds or engaging in similar acts. The Company, its special interest parties, shareholders, or business partners do not have a relationship with Anti-Social Forces. For the purpose of this Agreement, a special interest party means a director (including a director stock ownership association), their spouse and blood relatives within the second degree of kinship, a company in which such persons own the majority of the issued shares, and affiliates (meaning companies defined in Article 8, Paragraph 8 of the Regulations on Terminology, Forms, and Preparation Methods of Financial Statements, etc.) and their directors.

(10)	The Company’s bills or checks have not been dishonored, nor has it been subject to a suspension of bank transactions. No petition has been filed against the Company for legal proceedings under any law, such as the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or special liquidation, or for similar procedures.

(11)	The factual representations and warranties made by the Company in this Article, as well as the documents and information provided by the Company in connection with the execution of this Agreement, are not false with respect to any material facts and do not omit any material facts necessary to avoid being misleading.

Article 4 (Conditions Precedent to Subscription)

The Investor’s obligation to pay on the Subscription Date is conditioned upon the fulfillment of all of the following conditions, unless waived in writing by the Investor.

(1)	The factual representations and warranties of the Company in Article 3, as well as the documents and information provided by the Company in connection with the execution of this Agreement, remain accurate and complete as of the Subscription Date.

(2)	The Company has delivered the following documents to the Investor by the Subscription Date: (1) A copy of the minutes of the meeting of the Board of Directors of the Company that resolved to execute this Agreement. (2) Any other certificates, reports, or documents regarding the Company that the Investor may reasonably request in connection with the subscription of the Shares.

Article 5 (Transfer of the Shares)

1.	The Investor may transfer all or part of the Shares it holds, in accordance with applicable laws and the Company’s Articles of Incorporation and with the Company’s consent.

2.	With respect to the Company’s shares, including the Shares, the Investor is restricted from market transfers under Rule 144 of the U.S. Securities Act and must hold the securities for at least 6 months. The Investor may transfer the Shares only to the extent that it does not violate said laws.

Reference URL related to Rule 144: https://www.sec.gov/about/reports-publications/investorpubsrule144?utm_source=chatgpt.com

Article 6 (Termination of the Agreement)

1.	This Agreement shall terminate in the following cases: (1) The Investor and the Company unanimously agree to terminate this Agreement. (2) The Investor does not become a shareholder of the Company after the day following the Subscription Date or ceases to be a shareholder.

2.	The termination of this Agreement shall only be effective prospectively. Unless otherwise provided in this Agreement, any rights and obligations that arose under this Agreement before its termination shall not be affected by the termination.

Article 7 (Severability)

Even if any provision or part of this Agreement is determined to be invalid or unenforceable, the remaining provisions of this Agreement and the remaining part of any provision determined to be invalid or unenforceable shall continue in full force and effect. The parties to this Agreement shall endeavor to modify such invalid or unenforceable provision or part to the extent necessary to make it legal and enforceable, and to ensure that its intent and legal and economic effect are equivalent to the invalid or unenforceable provision or part.

Article 8 (Bearing of Costs)

1.	Unless otherwise provided in this Agreement, each party shall bear all costs and expenses (including professional fees for attorneys, certified public accountants, etc.) incurred by such party in connection with the negotiation, preparation, execution, and performance of its obligations under this Agreement.

2.	In the event that the ordinary shares of the Company acquired by the Investor under this subscription agreement are converted into ADRs, the Investor may charge the Company for the conversion fees.

Article 9 (Governing Law)

This Agreement and any and all rights and obligations of the parties arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of Japan and the U.S. Securities Act.

Article 10 (Jurisdiction)

The Tokyo District Court shall have exclusive jurisdiction as the court of first instance over any lawsuit concerning any and all rights and obligations of the parties under or in connection with this Agreement.

In witness of the establishment of the foregoing agreement, two copies of this Agreement shall be prepared, and each of the Investor and the Company shall affix its name and seal and hold one copy.

August 27, 2025

Investor：
Mutunori Sano
President
Innovation Engine Co., Ltd.
2-3-12 Shiba, Minato-ku, Tokyo

Company：
Kiyoshi Kobayashi
President
Earlyworks Co., Ltd.
5-7-11 Ueno, Taito-ku, Tokyo Representative

This is to certify that the attached document is a complete and accurate translation of the original Japanese document.

September 18, 2025

/s/ Toshiyuki Takeda
Toshiyuki Takeda
Attorney at Law (Japan)
Misono Law Offices